PRICING SUPPLEMENT

Dated August 16, 2018

Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-204908

(To Prospectus dated April 29, 2016,

Index Supplement dated April 29, 2016

and Product Supplement dated September 30, 2016)

UBS AG $4,900,000 Trigger Autocallable Notes

Linked to the least performing index between the Dow Jones Industrial Average® Index and the EURO STOXX 50® Index due August 21, 2023

Investment Description

UBS AG Trigger Autocallable Notes (the “Notes”) are unsubordinated, unsecured debt securities issued by UBS AG (“UBS” or the “issuer”) linked to the least performing index between the Dow Jones Industrial Average® Index and the EURO STOXX 50® Index (each, an “underlying asset” and together, the “underlying assets”). UBS will automatically call the Notes (an “automatic call”) if the closing level of each underlying asset on any observation date, including the final valuation date, is equal to or greater than its call threshold level. If the Notes are subject to an automatic call, UBS will pay on the applicable call settlement date following such observation date a cash payment per Note equal to the “call price”, which is your principal amount plus a call return based on the call return rate, and no further payments will be owed to you under the Notes. The call return increases the longer the Notes are outstanding. If the Notes are not subject to an automatic call and the closing level of each underlying asset on the final valuation date (the “final level”) is equal to or greater than its downside threshold, UBS will pay you a cash payment per Note equal to the principal amount. If, however, the Notes are not subject to an automatic call and the final level of any underlying asset is less than its downside threshold, UBS will pay you a cash payment per Note that is less than the principal amount, if anything, resulting in a percentage loss on your initial investment equal to the underlying return of the least performing underlying asset and, in extreme situations, you could lose all of your initial investment. The “least performing underlying asset” is the underlying asset with the lowest underlying return as compared to any other underlying asset. Investing in the Notes involves significant risks. You may lose a significant portion or all of your initial investment. You will be exposed to the market risk of each underlying asset on each observation date and on the final valuation date and any decline in the level of one underlying asset may negatively affect your return and will not be offset or mitigated by a lesser decline or any potential increase in the level of any other underlying asset. Higher call return rates are generally associated with a greater risk of loss and a greater risk that the Notes will not be subject to an automatic call. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations you may not receive any amounts owed to you under the Notes and you could lose all of your initial investment.

Features
❑	Automatic Call Feature — UBS will automatically call the Notes if the closing level of each underlying asset on any observation date, including the final valuation date, is equal to or greater than its call threshold level, which equal to its initial level. If the Notes are subject to an automatic call, UBS will pay on the applicable call settlement date a cash payment per Note equal to the call price for the relevant observation date. The call return increases the longer the Notes are outstanding. Following an automatic call, no further payments will be owed to you under the Notes.
❑	Contingent Repayment of Principal at Maturity with Potential for Full Downside Market Exposure — If by maturity the Notes have not been subject to an automatic call and the final level of each underlying asset is equal to or greater than its downside threshold, UBS will pay you a cash payment per Note equal to the principal amount. If, however, the final level of any underlying asset is less than its downside threshold, UBS will pay you a cash payment per Note that is less than the principal amount, if anything, resulting in a percentage loss on your initial investment equal to the underlying return of the least performing underlying asset. The contingent repayment of principal applies only if you hold the Notes to maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS.
Key Dates
Trade Date	August 16, 2018
Settlement Date	August 20, 2018
Observation Dates	Quarterly, beginning after 3 months (see page 2)
Final Valuation Date	August 16, 2023
Maturity Date	August 21, 2023

*	Subject to postponement in the event of a market disruption event, as described in the TAN product supplement.

Notice to investors: the Notes are significantly riskier than conventional debt instruments. The issuer is not necessarily obligated to repay the principal amount of the Notes at maturity, and the Notes may have the same downside market risk as the least performing underlying asset. This market risk is in addition to the credit risk inherent in purchasing a debt obligation of UBS. You should not purchase the Notes if you do not understand or are not comfortable with the significant risks involved in investing in the Notes.

You should carefully consider the risks described under “Key Risks” beginning on page 4 and under “Risk Factors” beginning on page PS-20 of the Trigger Autocallable Notes (“TAN”) product supplement before purchasing any Notes. Events relating to any of those risks, or other risks and uncertainties, could adversely affect the market value of, and the return on, your Notes. You may lose a significant portion or all of your initial investment in the Notes. The Notes will not be listed or displayed on any securities exchange or any electronic communications network.

Note Offering

These terms relate to the Notes. The final terms of the Notes will be set on the trade date.

Underlying Assets	Bloomberg Tickers	Call Return Rate*	Initial Levels	Downside Thresholds	Call Threshold Levels	CUSIP	ISIN
Dow Jones Industrial Average®Index	INDU	10.10% per annum	25,558.73	16,613.17, which is 65.00% of the Initial Level	25,558.73, which is 100.00% of the Initial Level	90270KTL3	US90270KTL34
EURO STOXX 50® Index	SX5E		3,377.56	2,195.41, which is 65.00% of the Initial Level	3,377.56, which is 100.00% of the Initial Level

* The call return is based on the call return rate and will vary depending on whether, and if called, the call settlement date on which, the Notes are called.

The estimated initial value of the Notes as of the trade date is $962.21. The estimated initial value of the Notes was determined as of the close of the relevant markets on the date hereof by reference to UBS’ internal pricing models, inclusive of the internal funding rate. For more information about secondary market offers and the estimated initial value of the Notes, see “Key Risks — Fair value considerations” and “ — Limited or no secondary market and secondary market price considerations” on pages 5 and 6 herein.

See “Additional Information about UBS and the Notes” on page ii. The Notes will have the terms set forth in the TAN product supplement relating to the Notes, dated September 30, 2016, the accompanying prospectus and this document.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Notes or passed upon the adequacy or accuracy of this document, the TAN product supplement, index supplement or accompanying prospectus. Any representation to the contrary is a criminal offense.

The Notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Offering of Notes	Issue Price to Public		Underwriting Discount(1)(2)		Proceeds to UBS AG(1)(2)
	Total	Per Note	Total	Per Note	Total	Per Note
Notes linked to the least performing index between the Dow Jones Industrial Average® Index and the EURO STOXX 50® Index	$4,900,000.00	$1,000.00	$164,150.00	$33.50	$4,735,850.00	$966.50

(1)       Our affiliate, UBS Securities LLC, will receive an underwriting discount of $33.50 per principal amount for each Note sold in this offering. UBS Securities LLC has agreed to re-allow the full amount of this discount to a third party dealer. The per Note proceeds to UBS AG indicated above represent the per Note proceeds based on the underwriting discount actually applicable to the Note. The underwriting discount per Note was variable and fluctuated depending on market conditions at the time UBS AG established its hedge on or prior to the trade date. The total underwriting discount and proceeds to UBS AG above reflect the total amount of the underwriting discount.

(2)       Notwithstanding the variable underwriting discount received by the third party dealer from UBS Securities LLC described above, certain registered investment advisers unaffiliated from UBS may have purchased Notes from such third party dealer at a purchase price of $966.50 per Note, and such third party dealer, with respect to sales made to such registered investment advisers, may forgo some or all of the underwriting discount with respect to such sales.

UBS Securities LLC	UBS Investment Bank

Additional Information about UBS and the Notes

UBS has filed a registration statement (including a prospectus, as supplemented by an index supplement and a product supplement for the Notes) with the Securities and Exchange Commission (the “SEC”) for the Notes to which this document relates. Before you invest, you should read these documents and any other documents related to the Notes that UBS has filed with the SEC for more complete information about UBS and the Notes. You may obtain these documents for free from the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446.

You may access these documents on the SEC website at www.sec.gov as follows:

TAN product supplement dated September 30, 2016:
http://www.sec.gov/Archives/edgar/data/1114446/000091412116001493/ub35939637-424b2.htm

Index Supplement dated April 29, 2016:
http://www.sec.gov/Archives/edgar/data/1114446/000119312516569883/d163530d424b2.htm

Prospectus dated April 29, 2016:
http://www.sec.gov/Archives/edgar/data/1114446/000119312516569341/d161008d424b3.htm

References to “UBS”, “we”, “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, “Trigger Autocallable Notes” or the “Notes” refer to the Notes that are offered hereby. Also, references to the “TAN product supplement” mean the UBS product supplement, dated September 30, 2016, references to the “index supplement” mean the UBS index supplement, dated April 29, 2016 and references to “accompanying prospectus” mean the UBS prospectus, titled “Debt Securities and Warrants,” dated April 29, 2016.

This document, together with the documents listed above, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including all other prior pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” beginning on page 4 and in “Risk Factors” in the TAN product supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before deciding to invest in the Notes.

UBS reserves the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

ii

Investor Suitability
The Notes may be suitable for you if:
•	You fully understand the risks inherent in an investment in the Notes, including the risk of loss of a significant portion or all of your initial investment.
•	You understand and accept that an investment in the Notes is linked to the performance of the least performing underlying asset and not a basket of the underlying assets, that you will be exposed to the individual market risk of each underlying asset on the specified observation dates, including the final valuation date, and that you may lose a significant portion or all of your initial investment if the final level of any underlying asset is less than its downside threshold.
•	You can tolerate a loss of a significant portion or all of your initial investment and are willing to make an investment that may have the same downside market risk as a hypothetical investment in the least performing underlying asset or the stocks comprising the least performing underlying asset.
•	You are willing to invest in the Notes based on the call threshold levels and downside thresholds indicated on the cover hereof.
•	You believe that the closing level of each underlying asset will be equal to or greater than its call threshold level on one of the specified observation dates, including the final valuation date, and you believe that the level of each underlying asset will appreciate over the term of the Notes by a percentage that is less than the call return rate indicated on the cover hereof.
•	You can accept that the risks of each underlying asset are not mitigated by the performance of any other underlying asset and the risks of investing in Notes with a return based on the performance of multiple underlying assets.
•	You understand and accept that you will not participate in any appreciation of any underlying asset, that your potential return is limited to the call return and you are willing to invest based on the call return rate indicated on the cover hereof.
•	You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the levels of the underlying assets.
•	You do not seek guaranteed current income from your investment and are willing to forgo any dividends paid on the stocks comprising the underlying assets (the “underlying equity constituents”).
•	You are willing to invest in Notes that may be subject to an automatic call and you are otherwise willing to hold such Notes to maturity and you accept that there may be little or no secondary market for the Notes.
•	You understand and are willing to accept the risks associated with the underlying assets.
•	You are willing to assume the credit risk of UBS for all payments under the Notes, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.
•	You understand that the estimated initial value of the Notes determined by our internal pricing models is lower than the issue price and that should UBS Securities LLC or any affiliate make secondary markets for the Notes, the price (not including their customary bid-ask spreads) will temporarily exceed the internal pricing model price.
The Notes may not be suitable for you if:
•	You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of a significant portion or all of your initial investment.
•	You do not understand or are unwilling to accept that an investment in the Notes is linked to the performance of the least performing underlying asset and not a basket of the underlying assets, that you will be exposed to the individual market risk of each underlying asset on the specified observation dates, including the final valuation date, or that you may lose a significant portion or all of your initial investment if the final level of any underlying asset is less than its downside threshold.
•	You require an investment designed to provide a full return of principal at maturity.
•	You cannot tolerate a loss of all or a significant portion of your investment and you are not willing to make an investment that may have the same downside market risk as an investment in the least performing underlying asset or its underlying equity constituents.
•	You are unwilling to invest in the Notes based on the call threshold levels or downside thresholds indicated on the cover hereof.
•	You believe that the level of at least one underlying asset will decline during the term of the Notes and is likely to be less than its call threshold level on the specified observation dates, including the final valuation date or, that the level of each underlying asset will appreciate over the term of the Notes by a percentage that is greater than the call return rate indicated on the cover hereof.
•	You cannot accept that the risks of each underlying asset are not mitigated by the performance of any other underlying asset or the risks of investing in Notes with a return based on the performance of multiple underlying assets.
•	You believe that the final level of any underlying asset will be less than its downside threshold on the final valuation date.
•	You seek an investment that participates in the full appreciation in the levels of the underlying assets or that has unlimited return potential, or you are unwilling to invest based on the call return rate indicated on the cover hereof.
•	You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations of the underlying assets.
•	You seek guaranteed current income from this investment or prefer to receive any dividends paid on the underlying equity constituents.
•	You are unable or unwilling to invest in Notes that may be subject to an automatic call, you are otherwise unable or unwilling to hold the Notes to maturity or you seek an investment for which there will be an active secondary market for the Notes.
•	You do not understand or are unwilling to accept the risks associated with the underlying assets.
•	You are not willing to assume the credit risk of UBS for all payments under the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should review “Information About the Underlying Assets” herein for more information on the underlying assets. You should also review carefully the “Key Risks” section herein for risks related to an investment in the Notes.

1

Final Terms

Issuer	UBS AG London Branch
Principal Amount	$1,000.00 per Note.
Term	Approximately 5 years, subject to an automatic call.
Underlying Assets	The Dow Jones Industrial Average® Index and the EURO STOXX 50® Index.
Automatic Call Feature

UBS will automatically call the Notes if the closing level of each underlying asset on any observation date, including the final valuation date, is equal to or greater than its call threshold level.

If the Notes are subject to an automatic call, UBS will pay on the call settlement date a cash payment per Note equal to the call price for the relevant observation date. Following an automatic call, no further payments will be made on the Notes.

Call Return Rate	10.10% per annum.
Call Return	The call return increases the longer the Notes are outstanding and is based upon the call return rate.
Call Price	The call price equals the principal amount per Note plus the applicable call return.
The table below reflects the call return rate of 10.10% per annum.

Observation Date(1)	Call Settlement Date(1)(2)	Call Return	Call Price (per Note)
November 16, 2018	November 21, 2018	2.525%	$1,025.25
February 19, 2019	February 22, 2019	5.050%	$1,050.50
May 16, 2019	May 21, 2019	7.575%	$1,075.75
August 16, 2019	August 21, 2019	10.100%	$1,101.00
November 18, 2019	November 21, 2019	12.625%	$1,126.25
February 18, 2020	February 21, 2020	15.150%	$1,151.50
May 18, 2020	May 21, 2020	17.675%	$1,176.75
August 17, 2020	August 20, 2020	20.200%	$1,202.00
November 16, 2020	November 19, 2020	22.725%	$1,227.25
February 16, 2021	February 19, 2021	25.250%	$1,252.50
May 17, 2021	May 20, 2021	27.775%	$1,277.75
August 16, 2021	August 19, 2021	30.300%	$1,303.00
November 16, 2021	November 19, 2021	32.825%	$1,328.25
February 16, 2022	February 22, 2022	35.350%	$1,353.50
May 16, 2022	May 19, 2022	37.875%	$1,378.75
August 16, 2022	August 19, 2022	40.400%	$1,404.00
November 16, 2022	November 21, 2022	42.925%	$1,429.25
February 16, 2023	February 22, 2023	45.450%	$1,454.50
May 16, 2023	May 19, 2023	47.975%	$1,479.75
Final Valuation Date	Maturity Date	50.500%	$1,505.00

(1) Subject to the market disruption event provisions set forth under “General Terms of the Notes — Market Disruption Events” in the TAN product supplement.

(2) Three business days following the relevant observation date, except that the call settlement date for the final valuation date is the maturity date.

Payment at Maturity (per Note)

If the Notes are not subject to an automatic call and the final level of each underlying asset is equal to or greater than its downside threshold, UBS will pay you a cash payment that is equal to:

Principal Amount of $1,000.00

If the Notes are not subject to an automatic call and the final level of any underlying asset is less than its downside threshold, UBS will pay you a cash payment that is less than the principal amount, if anything, equal to:

$1,000.00 x (1 + Underlying Return of the Least Performing Underlying Asset)

In this scenario, you will suffer a percentage loss on your initial investment equal to the underlying return of the least performing underlying asset, regardless of the underlying return of any other underlying asset.

Least Performing Underlying Asset	The underlying asset with the lowest underlying return as compared to any other underlying asset.
Underlying Return	For each underlying asset, the quotient, expressed as a percentage of the following formula: Final Level – Initial Level Initial Level
Call Threshold Level(1)	For each underlying asset, a specified level that is equal to its initial level, as indicated on the cover hereof.
Downside Threshold(1)	For each underlying asset, a specified level that is less than its initial level, based on a percentage of the initial level as indicated on the cover hereof.
Initial Level(1)	The closing level of each underlying asset on the trade date, as indicated on the cover hereof.
Final Level(1)	The closing level of each underlying asset on the final valuation date.
(1) As determined by the calculation agent and as may be adjusted as described under “General Terms of the Notes — Discontinuance of or Adjustment to an Underlying Index; Alteration of Method of Calculation”, as described in the TAN product supplement.

2

Investment Timeline

Trade Date	The initial level of each underlying asset is observed and the final terms of the Notes are set.
¯
Observation Dates (Quarterly, beginning after 3 months)

The Notes will be subject to an automatic call if the closing level of each underlying asset on any observation date, including the final valuation date, is equal to or greater than its call threshold level.

If the Notes are subject to an automatic call, UBS will pay on the call settlement date a cash payment per Note equal to the call price for the relevant observation date. Following an automatic call, no further payments will be made on the Notes.

¯
Maturity Date

The final level of each underlying asset is observed on the final valuation date and the underlying return of each underlying asset is calculated.

If the Notes are not subject to an automatic call and the final level of each underlying asset is equal to or greater than its downside threshold, UBS will pay you a cash payment that is equal to:

Principal Amount of $1,000.00

If the Notes are not subject to an automatic call and the final level of any underlying asset is less than its downside threshold, UBS will pay you a cash payment that is less than the principal amount, if anything, equal to:

$1,000.00 x (1 + Underlying Return of the Least Performing Underlying Asset)

In this scenario, you will suffer a percentage loss on your initial investment equal to the underlying return of the least performing underlying asset, regardless of the underlying return of any other underlying asset.

Investing in the Notes involves significant risks. You may lose a significant portion or all of your initial investment. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose all of your initial investment.

If the Notes are not subject to an automatic call and the final level of any underlying asset is less than its downside threshold, you will lose a significant portion or all of your initial investment. In this scenario, you will lose a percentage of your initial investment equal to the underlying return of the least performing underlying asset and, in extreme situations, you could lose all of your initial investment. You will be exposed to the market risk of each underlying asset on each observation date, including the final valuation date, and any decline in the level of one underlying asset may negatively affect your return and will not be offset or mitigated by a lesser decline or any potential increase in the level of any other underlying asset.

3

Key Risks

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to a hypothetical investment in the least performing underlying asset or its underlying equity constituents. Some of the key risks that apply to the Notes are summarized below, but we urge you to read the more detailed explanation of risks relating to the Notes in the “Risk Factors” section of the TAN product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

•	Risk of loss at maturity — The Notes differ from ordinary debt securities in that UBS will not necessarily repay the principal amount of the Notes at maturity. If the Notes are not subject to an automatic call and the final level of any underlying asset is less than its downside threshold, you will lose a percentage of your initial investment equal to the underlying return of the least performing underlying asset and, in extreme situations, you could lose all of your initial investment.
•	The contingent repayment of principal applies only at maturity — You should be willing to hold your Notes to maturity. If you are able to sell your Notes prior to an automatic call or maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the level of each underlying asset at that time is equal to or greater than its downside threshold and call threshold level. All payments on the Notes are subject to the creditworthiness of UBS.
•	No interest payments — UBS will not pay any interest with respect to the Notes.
•	Your potential return on the Notes is limited to any call return and you will not participate in any appreciation of any underlying asset or underlying equity constituent — The return potential of the Notes is limited to the pre-specified call return resulting from an automatic call regardless of any appreciation of any underlying asset. Investors will not participate in any appreciation in the closing level of any underlying asset from its initial level. The Notes will only be subject to an automatic call if the closing level or the final level, as applicable, of each underlying asset is equal to or greater than its call threshold level. In addition, because the call return increases the longer the Notes have been outstanding, the call price payable with respect to earlier observation dates is less than the call price payable with respect to later observation dates. The earlier a Note is subject to an automatic call, the lower your return will be. Because the Notes may be subject to an automatic call as early as the first potential call settlement date, the total return on the Notes could be less than if the Notes remained outstanding until maturity. Furthermore, if the Notes are not subject to an automatic call and the final level of any underlying asset is less than its downside threshold, you will be subject to the decline in the level of the least performing underlying asset even though you cannot participate in any appreciation in the level of any underlying asset. As a result, the return on an investment in the Notes could be less than the return on a hypothetical direct investment in any or all of the underlying assets or underlying equity constituents. In addition, as an owner of the Notes, you will not have voting rights or any other rights of a holder of any underlying equity constituent.
•	A higher call return rate or lower downside thresholds or call threshold levels may reflect greater expected volatility of each underlying asset, and greater expected volatility generally indicates an increased risk of loss at maturity — The economic terms for the Notes, including the call return rate, call threshold levels and downside thresholds, are based, in part, on the expected volatility of each underlying asset at the time the terms of the Notes are set. “Volatility” refers to the frequency and magnitude of changes in the level of each underlying asset. The greater the expected volatility of each underlying asset as of the trade date, the greater the expectation is as of that date that the closing level or the final level, as applicable, of each underlying asset could be less than its call threshold level on any observation date (including the final valuation date) and that the final level of each underlying asset could be less than its downside threshold on the final valuation date and, as a consequence, indicates an increased risk of the Notes not being subject to an automatic call and an increased risk of loss, respectively. All things being equal, this greater expected volatility will generally be reflected in a higher call return rate than the yield payable on our conventional debt securities with a similar maturity or on otherwise comparable securities, and/or lower downside thresholds and/or call threshold levels than those terms on otherwise comparable securities. Therefore, a relatively higher call return rate may indicate an increased risk of loss. Further, relatively lower downside thresholds and/or call threshold levels may not necessarily indicate that the Notes have a greater likelihood of a return of principal at maturity and/or paying the call return. You should be willing to accept the downside market risk of the least performing underlying asset and the potential to lose a significant portion or all of your initial investment.
•	Reinvestment risk — The Notes will be subject to an automatic call if the closing level of each underlying asset is equal to or greater than its call threshold level on any observation date set forth herein. Because the Notes could be subject to an automatic call as early as the first potential call settlement date, the term of your investment may be limited. In the event that the Notes are subject to an automatic call, there is no guarantee that you would be able to reinvest the proceeds at a comparable return and/or with a comparable call return rate for a similar level of risk. In addition, to the extent you are able to reinvest such proceeds in an investment comparable to the Notes, you may incur transaction costs such as dealer discounts and hedging costs built into the price of the new securities. Generally, however, the longer the Notes remain outstanding, the less likely the Notes will be subject to an automatic call due to the decline in the level of an underlying asset and the shorter time remaining for the level of any such underlying asset to recover. Such periods generally coincide with a period of greater risk of principal loss on your Notes.
•	You are exposed to the market risk of each underlying asset — Your return on the Notes is not linked to a basket consisting of the underlying assets. Rather, it will be contingent upon the performance of each underlying asset. Unlike an instrument with a return linked to a basket of indices, common stocks or other underlying securities, in which risk is mitigated and diversified among all of the components of the basket, you will be exposed equally to the risks related to each underlying asset. Poor performance by any underlying asset over the term of the Notes will negatively affect your return and will not be offset or mitigated by a positive performance by any other underlying asset. For instance, you will receive a negative return on the Notes equal to the underlying return of the least performing underlying asset if the final level of any underlying asset is less than its downside threshold, even if the underlying return of another underlying asset is positive or has not declined as much. Accordingly, your investment is subject to the market risk of each underlying asset.
•	Because the Notes are linked to the least performing underlying asset, you are exposed to a greater risk of not receiving the call return and losing a significant portion or all of your initial investment at maturity than if the Notes were linked to a single underlying asset or fewer underlying assets — The risk that you will not receive the call return and will lose a significant portion or all of your initial investment in the Notes is greater if you invest in the Notes than the risk of investing in substantially similar securities that are linked to the performance of only one underlying asset or fewer underlying assets, as applicable. With more underlying assets, it is more likely that the closing level or final level of an underlying asset will be less than its call threshold level or downside threshold on any observation date or the final valuation date, respectively, than if the Notes were linked to a single underlying asset or fewer underlying assets, as applicable.

4

In addition, the lower the correlation is between the performance of a pair of underlying assets, the more likely it is that one of the underlying assets will decline in value to a closing level or final level, as applicable, that is less than its call threshold level and downside threshold on any observation date or on the final valuation date. Although the correlation of the underlying assets’ performance may change over the term of the Notes, the economic terms of the Notes, including the call return rate, downside thresholds and call threshold levels are determined, in part, based on the correlation of the underlying assets’ performance calculated using our internal models at the time when the terms of the Notes are finalized. All things being equal, a higher call return rate and lower downside thresholds and call threshold levels are generally associated with lower correlation of the underlying assets. Therefore, if the performance of a pair of underlying assets is not correlated to each other or is negatively correlated, the risk that you will not receive the call return and that the final level of any underlying asset is less than its downside threshold will occur is even greater despite a lower call threshold level and downside threshold. Therefore, it is more likely that you will not receive the call return and that you will lose a significant portion or all of your initial investment at maturity.

•	Credit risk of UBS — The Notes are unsubordinated, unsecured debt obligations of UBS and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. As a result, UBS’ actual and perceived creditworthiness may affect the market value of the Notes. If UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes and you could lose all of your initial investment.
•	Market risk — The return on the Notes, which may be negative, is directly linked to the performance of the underlying assets and indirectly linked to the performance of the underlying equity constituents. The levels of the underlying assets can rise or fall sharply due to factors specific to each underlying asset or its underlying equity constituents, such as stock price volatility, earnings and financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock or commodity market levels and volatility, interest rates and economic and political conditions.
•	Fair value considerations.
○	The issue price you pay for the Notes exceeds their estimated initial value — The issue price you pay for the Notes exceeds their estimated initial value as of the trade date due to the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and projected profits. As of the close of the relevant markets on the trade date, we have determined the estimated initial value of the Notes by reference to our internal pricing models and the estimated initial value of the Notes is set forth in this pricing supplement. The pricing models used to determine the estimated initial value of the Notes incorporate certain variables, including the levels of the underlying assets, the volatility of the underlying assets, any dividends paid on the underlying equity constituents, the correlation between the underlying assets, prevailing interest rates, the term of the Notes and our internal funding rate. Our internal funding rate is typically lower than the rate we would pay to issue conventional fixed or floating rate debt securities of a similar term. The underwriting discount, hedging costs, issuance costs, projected profits and the difference in rates will reduce the economic value of the Notes to you. Due to these factors, the estimated initial value of the Notes as of the trade date is less than the issue price you pay for the Notes.
○	The estimated initial value is a theoretical price; the actual price that you may be able to sell your Notes in any secondary market (if any) at any time after the trade date may differ from the estimated initial value — The value of your Notes at any time will vary based on many factors, including the factors described above and in “— Market risk” above and is impossible to predict. Furthermore, the pricing models that we use are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, after the trade date, if you attempt to sell the Notes in the secondary market, the actual value you would receive may differ, perhaps materially, from the estimated initial value of the Notes determined by reference to our internal pricing models. The estimated initial value of the Notes does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Notes in any secondary market at any time.
○	Our actual profits may be greater or less than the differential between the estimated initial value and the issue price of the Notes as of the trade date — We may determine the economic terms of the Notes, as well as hedge our obligations, at least in part, prior to the trade date. In addition, there may be ongoing costs to us to maintain and/or adjust any hedges and such hedges are often imperfect. Therefore, our actual profits (or potentially, losses) in issuing the Notes cannot be determined as of the trade date and any such differential between the estimated initial value and the issue price of the Notes as of the trade date does not reflect our actual profits. Ultimately, our actual profits will be known only at the maturity of the Notes.
•	Limited or no secondary market and secondary market price considerations.
○	There may be little or no secondary market for the Notes — The Notes will not be listed or displayed on any securities exchange or any electronic communications network. UBS Securities LLC and its affiliates intend, but are not required, to make a market for the Notes and may stop making a market at any time. If you are able to sell your Notes prior to maturity, you may have to sell them at a substantial loss. Furthermore, there can be no assurance that a secondary market for the Notes will develop. The estimated initial value of the Notes does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Notes in any secondary market at any time.
○	The price at which UBS Securities LLC and its affiliates may offer to buy the Notes in the secondary market (if any) may be greater than UBS’ valuation of the Notes at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements — For a limited period of time following the issuance of the Notes, UBS Securities LLC or its affiliates may offer to buy or sell such Notes at a price that exceeds (i) our valuation of the Notes at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such Notes following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the underwriting discount, hedging costs, issuance costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified under “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any).” Thereafter, if UBS Securities LLC or an affiliate makes secondary markets in the Notes, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of structured debt securities such as the Notes. As described above, UBS Securities LLC and its affiliates intend, but are not required, to make a market for the Notes and may stop making a market at any time. The price at which UBS

5

Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of structured debt securities. UBS Financial Services Inc. and UBS Securities LLC reflect this temporary positive differential on their customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.

○	Economic and market factors affecting the terms and market price of Notes prior to maturity — Because structured notes, including the Notes, can be thought of as having a debt component and a derivative component, factors that influence the values of debt instruments and options and other derivatives will also affect the terms and features of the Notes at issuance and the market price of the Notes prior to maturity. These factors include the level of each underlying asset and the underlying equity constituents; the volatility of each underlying asset and the underlying equity constituents; any dividends paid on the underlying equity constituents; the correlation between the underlying assets; the time remaining to the maturity of the Notes; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; whether each underlying asset is currently or has been less than its call threshold level; the availability of comparable instruments; the creditworthiness of UBS; the then current bid-ask spread for the Notes and the factors discussed under “— Potential conflict of interest” below. These and other factors are unpredictable and interrelated and may offset or magnify each other.
○	Impact of fees and the use of internal funding rates rather than secondary market credit spreads on secondary market prices — All other things being equal, the use of the internal funding rates described above under “—Fair value considerations” as well as the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and any projected profits are, subject to the temporary mitigating effect of UBS Securities LLC’s and its affiliates’ market making premium, expected to reduce the price at which you may be able to sell the Notes in any secondary market.
•	The Notes are subject to non-U.S. securities market risk — The Notes are subject to risks associated with non-U.S. companies and non-U.S. securities markets because the EURO STOXX 50® Index is comprised of stocks of non-U.S. companies that are traded on various non-U.S. exchanges. Generally, non-U.S. securities markets may be more volatile than U.S. securities markets, and market developments may affect non-U.S. markets differently from U.S. securities markets. Direct or indirect government intervention to stabilize these non-U.S. markets, as well as cross shareholdings in non-U.S. companies, may affect trading prices and volumes in those markets. There is generally less publicly available information about non-U.S. companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. Securities prices in non-U.S. countries are subject to political, economic, financial and social factors that may be unique to the particular country. These factors, which could negatively affect the non-U.S. securities markets, include the possibility of recent or future changes in the non-U.S. government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. equity securities and the possibility of fluctuations in the rate of exchange between currencies. The United Kingdom has voted to leave the European Union (popularly known as “Brexit”). The effect of Brexit is uncertain, and Brexit has and may continue to contribute to volatility in the prices of securities of companies located in Europe and currency exchange rates, including the valuation of the euro and British pound in particular. Moreover, certain aspects of a particular non-U.S. economy may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.
•	The Notes are subject to currency exchange risk — The Notes are subject to currency exchange rate risks because the value of your Notes will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies in which the underlying constituents of the EURO STOXX 50® Index are based. Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the Notes, you will not receive any additional payment or incur any reduction in your return, if any, at maturity.
•	There can be no assurance that the investment view implicit in the Notes will be successful — It is impossible to predict whether and the extent to which the levels of the underlying assets will rise or fall and there can be no assurance that the closing level or the final level, as applicable, of each underlying asset will be equal to or greater than its call threshold level on any observation date, including the final valuation date. The levels of the underlying assets will be influenced by complex and interrelated political, economic, financial and other factors that affect the issuer of an underlying equity constituent (an “underlying constituent issuer”). You should be willing to accept the risks associated with the relevant markets tracked by each such underlying asset in general and its underlying equity constituents in particular, and the risk of losing a significant portion or all of your initial investment.
•	The underlying assets reflect price return, not total return — The return on your Notes is based on the performance of the underlying assets, which reflect the changes in the market prices of the underlying equity constituents. It is not, however, linked to a “total return” index or strategy, which, in addition to reflecting those price returns, would also reflect dividends paid on the underlying equity constituents. The return on your Notes will not include such a total return feature or dividend component.
•	Changes affecting the underlying assets could have an adverse effect on the value of the Notes — The policies of each index sponsor as specified under “Information About the Underlying Indices” (together, the "index sponsors"), concerning additions, deletions and substitutions of the underlying equity constituents and the manner in which the index sponsor takes account of certain changes affecting those underlying equity constituents may adversely affect the levels of the underlying assets. The policies of the index sponsors with respect to the calculation of the underlying assets could also adversely affect the levels of the underlying assets. The index sponsors may discontinue or suspend calculation or dissemination of the underlying assets. Any such actions could have an adverse effect on the value of the Notes.
•	UBS cannot control actions by the index sponsors and the index sponsors have no obligation to consider your interests — UBS and its affiliates are not affiliated with the index sponsors and have no ability to control or predict their actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the underlying assets. The index sponsors are not involved in the Notes offering in any way and has no obligation to consider your interest as an owner of the Notes in taking any actions that might affect the market value of your Notes.
•	Potential UBS impact on an underlying asset or any underlying equity constituent — Trading or transactions by UBS or its affiliates in an underlying asset or underlying equity constituent, listed and/or over-the-counter options, futures, exchange-traded funds or other instruments with returns linked to the performance of that underlying asset or underlying equity constituent, may adversely affect the market price(s) or level(s) of the applicable underlying asset on any observation date, including the final valuation date and, therefore, the market value of the Notes, any payout pursuant to an automatic call or at maturity.

6

•	Potential conflict of interest — UBS and its affiliates may engage in business with any underlying constituent issuer, which may present a conflict between the obligations of UBS and you, as a holder of the Notes. There are also potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS and which will make potentially subjective judgments. The calculation agent will determine whether the Notes are subject to an automatic call and the payment at maturity of the Notes, if any, based on observed levels of the underlying assets. The calculation agent can postpone the determination of the terms of the Notes on the trade date, or the closing levels of the underlying assets on any observation date (including the final valuation date). As UBS determines the economic terms of the Notes, including the call return rate, call threshold levels and downside thresholds, and such terms include the underwriting discount, hedging costs, issuance costs and projected profits, the Notes represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments. Additionally, given that UBS Securities LLC and its affiliates temporarily maintain a market making premium, it may have the effect of discouraging UBS Securities LLC and its affiliates from recommending sale of your Notes in the secondary market, if any.
•	Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Notes and the underlying assets to which the Notes are linked.

•	The Notes are not bank deposits — An investment in the Notes carries risks which are very different from the risk profile of a bank deposit placed with UBS or its affiliates. The Notes have different yield and/or return, liquidity and risk profiles and would not benefit from any protection provided to deposits.

•	Under certain circumstances, the Swiss Financial Market Supervisory Authority (“FINMA”) has the power to take actions that may adversely affect the Notes — Pursuant to article 25 et seq. of the Swiss Banking Act, FINMA has broad statutory powers to take measures and actions in relation to UBS if it (i) is over-indebted, (ii) has serious liquidity problems or (iii) fails to fulfill the applicable capital adequacy provisions after expiration of a deadline set by FINMA. If one of these prerequisites is met, the Swiss Banking Act grants significant discretion to FINMA to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation to, UBS. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings. In a restructuring proceeding, the resolution plan may, among other things, (a) provide for the transfer of UBS’ assets or a portion thereof, together with debts and other liabilities, and contracts of UBS, to another entity, (b) provide for the conversion of UBS’ debt and/or other obligations, including its obligations under the Notes, into equity and/or (c) potentially provide for haircuts on obligations of UBS, including its obligations under the Notes. Although no precedent exists, if one or more measures under the revised regime were imposed, such measures may have a material adverse effect on the terms and market value of the Notes and/or the ability of UBS to make payments thereunder.
•	Uncertain tax treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax advisor about your tax situation.

7

Hypothetical Examples of How the Notes Might Perform

The below examples are based on hypothetical terms. The actual terms are indicated on the cover hereof.

The examples below illustrate the payment upon a call or at maturity for a $1,000.00 Note on a hypothetical offering of the Notes, with the following assumptions (amounts may have been rounded for ease of reference):

Principal Amount:	$1,000.00
Term:	Approximately 5 years
Call return rate:	10.00% per annum
Observation Dates:	Quarterly, beginning after 3 months
Initial Level:
Underlying Asset A:	25,000
Underlying Asset B:	3,500
Call Threshold Level:
Underlying Asset A:	25,000
Underlying Asset B:	3,500
Downside Threshold:
Underlying Asset A:	16,250 (which is 65.00% of the Initial Level)
Underlying Asset B:	2,275 (which is 65.00% of the Initial Level)

Example 1 — The Closing Level of each Underlying Asset is equal to or greater than its Call Threshold Level on the Observation Date corresponding to the first Potential Call Settlement Date.

Date	Closing Level	Payment (per Note)
First Observation Date	Underlying Asset A: 25,000 (equal to or greater than Call Threshold Level) Underlying Asset B: 3,530 (equal to or greater than Call Threshold Level)	$1,025.00 (Call Price)
	Total Payment	$1,025.00 (2.50% total return)

Because the Notes are subject to an automatic call on the first potential call settlement date (which is approximately 3 months after the trade date), UBS will pay on the call settlement date a total of $1,025.00 per Note (reflecting your principal amount plus the applicable call return), a 2.50% total return on the Notes. You will not receive any further payments on the Notes.

Example 2 — The Closing Level of each Underlying Asset is equal to or greater than its Call Threshold Level on the Observation Date corresponding to the third Potential Call Settlement Date.

Date	Closing Level	Payment (per Note)
First Observation Date	Underlying Asset A: 24,000 (less than Call Threshold Level) Underlying Asset B: 3,000 (less than Call Threshold Level)	$0
Second Observation Date Through Seventh Observation Date	Underlying Asset A: Various (all equal to or greater than Call Threshold Level) Underlying Asset B: Various (all less than Call Threshold Level)	$0
Eighth Observation Date	Underlying Asset A: 25,500 (equal to or greater than Call Threshold Level) Underlying Asset B: 3,500 (equal to or greater than Call Threshold Level)	$1,200.00 (Call Price)
	Total Payment	$1,200.00 (20.00% total return)

Because the Notes are subject to an automatic call on the eighth potential call settlement date (which is approximately twenty-four months after the trade date), UBS will pay on the call settlement date a total of $1,200.00 per Note (reflecting your principal amount plus the applicable call return), a 20.00% total return on the Notes. You will not receive any further payments on the Notes.

8

Example 3 — The Final Level of each Underlying Asset is equal to or greater than its Call Threshold Level on the Final Valuation Date.

Date	Closing Level	Payment (per Note)
First Observation Date	Underlying Asset A: 24,500 (less than Call Threshold Level) Underlying Asset B: 2,900 (less than Call Threshold Level)	$0
Second Observation Date	Underlying Asset A: 23,000 (less than Call Threshold Level) Underlying Asset B: 3,600 (equal to or greater than Call Threshold Level)	$0
Third through Nineteenth Observation Dates	Underlying Asset A: Various (all less than Call Threshold Level) Underlying Asset B: Various (all less than Call Threshold Level)	$0
Final Valuation Date	Underlying Asset A: 25,500 (equal to or greater than Call Threshold Level and Downside Threshold) Underlying Asset B: 3,500 (equal to or greater than Call Threshold Level and Downside Threshold)	$1,500.00 (Call Price)
	Total Payment	$1,500.00 (50.00% total return)

Because the Notes are subject to an automatic call on the final valuation date (which is approximately five years after the trade date), UBS will pay on the call settlement date (which is the maturity date) a total of $1,500.00 per Note (reflecting your principal amount plus the applicable call return), a 50.00% total return on the Notes.

Example 4 — The Notes are NOT subject to an Automatic Call and the Final Level of each Underlying Asset is equal to or greater than its Downside Threshold.

Date	Closing Level	Payment (per Note)
First Observation Date	Underlying Asset A: 24,500 (less than Call Threshold Level) Underlying Asset B: 2,900 (less than Call Threshold Level)	$0
Second Observation Date	Underlying Asset A: 23,000 (less than Call Threshold Level) Underlying Asset B: 3,600 (equal to or greater than Call Threshold Level)	$0
Third through Eighth Observation Dates	Underlying Asset A: Various (all less than Call Threshold Level) Underlying Asset B: Various (all less than Call Threshold Level)	$0
Final Valuation Date	Underlying Asset A: 17,500 (equal to or greater than Downside Threshold) Underlying Asset B: 3,550 (equal to or greater than Call Threshold Level and Downside Threshold)	$1,000.00 (Payment at Maturity)
	Total Payment	$1,000.00 (0.00% total return)

Because the Notes are not subject to an automatic call and the final level of each underlying asset is equal to or greater than its downside threshold, UBS will pay on the maturity date a total of $1,000.00 per Note (reflecting your principal amount), a 0.00% total return on the Notes.

9

Example 5 — The Notes are NOT subject to an Automatic Call and the Final Level of an Underlying Asset is less than its Downside Threshold.

Date	Closing Level	Payment (per Note)
First Observation Date	Underlying Asset A: 22,500 (less than Call Threshold Level) Underlying Asset B: 2,900 (less than Call Threshold Level)	$0
Second Observation Date	Underlying Asset A: 24,000 (less than Call Threshold Level) Underlying Asset B: 3,600 (equal to or greater than Call Threshold Level)	$0
Third through Eighth Observation Dates	Underlying Asset A: Various (all less than Call Threshold Level) Underlying Asset B: Various (all less than Call Threshold Level)	$0
Final Valuation Date	Underlying Asset A: 18,000 (equal to or greater than Call Threshold Level and Downside Threshold) Underlying Asset B: 1,400 (less than Call Threshold Level and Downside Threshold)	$1,000.00 x (1 + Underlying Return of the Least Performing Underlying Asset) = $1,000.00 x [$1 + (-60%)] = $1,000.00 x 0.40 = $400.00 (Payment at Maturity)
	Total Payment	$400.00 (60.00% loss)

Because the Notes are not subject to an automatic call and the final level of an underlying asset (Underlying Asset B) is less than its downside threshold, you will be exposed to the underlying return of the least performing underlying asset and, on the maturity date, UBS will pay you $400.00 per Note, a loss of 60.00% on the Notes.

We make no representation or warranty as to which of the underlying assets will be the least performing underlying asset for the purposes of calculating your actual payment at maturity.

Investing in the Notes involves significant risks. The Notes differ from ordinary debt securities in that UBS is not necessarily obligated to repay the full amount of your initial investment. If the Notes are not subject to an automatic call and the final level of any underlying asset is less than its downside threshold, you will lose a significant portion or all of your initial investment. In this scenario, you will lose a percentage of your initial investment equal to the underlying return of the least performing underlying asset and, in extreme situations, you could lose all of your initial investment.

You will be exposed to the market risk of each underlying asset on each observation date, including the final valuation date, and any decline in the level of one underlying asset may negatively affect your return and will not be offset or mitigated by a lesser decline or any potential increase in the level of any other underlying asset. Any payment on the Notes, including any payments in respect of an automatic call or any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose all of your initial investment.

10

Information About the Underlying Assets

All disclosures contained in this document regarding each underlying asset for the Notes are derived from publicly available information. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying asset. You should make you own investigation into the underlying asset.

Included on the following pages is a brief description of each underlying asset. This information has been obtained from publicly available sources. Set forth below is a table that provides the quarterly closing high and quarterly closing low for each underlying asset. The information given below is for the specified calendar quarters. We obtained the closing level information set forth below from Bloomberg Professional® service (“Bloomberg”) without independent verification. You should not take the historical prices of the underlying asset as an indication of future performance.

Dow Jones Industrial Average® Index

We have derived all information regarding the Dow Jones Industrial Average® Index (“INDU”) contained in this document, including, without limitation, its composition, methods of calculation and changes in its components from publicly available information. Such information reflects the policies of, and is subject to change by S&P Dow Jones Indices LLC (the “index sponsor” or "S&P Dow Jones Indices"), and/or its affiliates.

INDU is determined, comprised and calculated by S&P Dow Jones Indices without regard to the Notes. S&P Dow Jones Indices has no obligation to continue to publish INDU, and may discontinue publication of INDU at any time.

INDU is a price-weighted index composed of 30 common stocks selected at the discretion of the Averages Committee. The Averages Committee is comprised of composed of three representatives of S&P Dow Jones Indices and two representatives of The Wall Street Journal. The Averages Committee selects the index components as the largest and leading stocks of the sectors that are representative of the U.S. equity market. INDU does not include producers of goods and services in the transportation and utilities industries. The Averages Committee may revise index policy covering rules for selecting companies, treatment of dividends, share counts or other matters.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any accompanying prospectus. UBS has not conducted any independent review or due diligence of any publicly available information with respect to INDU.

Historical Information

The following table sets forth the quarterly closing high and quarterly closing low for INDU, based on the daily closing levels as reported by Bloomberg, without independent verification. UBS has not conducted any independent review or due diligence of publicly available information obtained from Bloomberg. The closing level of INDU on August 16, 2018 was 25,558.73. Past performance of INDU is not indicative of the future performance of INDU.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
1/1/2014	3/31/2014	16,530.94	15,372.80	16,457.66
4/1/2014	6/30/2014	16,947.08	16,026.75	16,826.60
7/1/2014	9/30/2014	17,279.74	16,368.27	17,042.90
10/1/2014	12/31/2014	18,053.71	16,117.24	17,823.07
1/1/2015	3/31/2015	18,288.63	17,164.95	17,776.12
4/1/2015	6/30/2015	18,312.39	17,596.35	17,619.51
7/1/2015	9/30/2015	18,120.25	15,666.44	16,284.70
10/1/2015	12/31/2015	17,918.15	16,272.01	17,425.03
1/1/2016	3/31/2016	17,716.66	15,660.18	17,685.09
4/1/2016	6/30/2016	18,096.27	17,140.24	17,929.99
7/1/2016	9/30/2016	18,636.05	17,840.62	18,308.15
10/1/2016	12/31/2016	19,974.62	17,888.28	19,762.60
1/1/2017	3/31/2017	21,115.55	19,732.40	20,663.22
4/1/2017	6/30/2017	21,528.99	20,404.49	21,349.63
7/1/2017	9/30/2017	22,412.59	21,320.04	22,405.09
10/1/2017	12/31/2017	24,837.51	22,557.60	24,719.22
1/1/2018	3/31/2018	26,616.71	23,533.20	24,103.11
4/1/2018	6/30/2018	25,322.31	23,644.19	24,271.41
7/1/2018	8/16/2018*	25,628.91	24,174.82	25,558.73

*  The above table only includes data through this date. Accordingly, the “Quarterly Closing High”, “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for this calendar quarter.

11

The graph below illustrates the performance of INDU from January 1, 2008 through August 16, 2018, based on information from Bloomberg. The dotted lines represent its call threshold level of 25,558.73, and its downside threshold of 16,613.17, which are equal to 100.00% and 65.00%, respectively, of its initial level. Past performance of INDU is not indicative of the future performance of INDU.

12

EURO STOXX 50® Index

We have derived all information regarding the EURO STOXX 50® Index (“SX5E”) contained in this document, including without limitation, its make-up, method of calculation and changes in its components from publicly available information. Such information reflects the policies of, and is subject to change by STOXX Limited (its “index sponsor” or “STOXX Limited”).

SX5E is published by STOXX Limited, but STOXX Limited has no obligation to continue to publish SX5E, and may discontinue publication of SX5E at any time. SX5E is determined, comprised and calculated by STOXX Limited without regard to the Notes.

As discussed more fully in the index supplement under “Non-U.S. Indices – EURO STOXX 50® Index”, SX5E covers 50 stocks of market sector leaders mainly from 11 Eurozone countries: Austria, Belgium, Finland, France, Germany, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain. SX5E captures a selection of the largest stocks among the 19 EURO STOXX regional Supersector indices. The largest stocks within those indices are added to the selection list until coverage is approximately 60% of the free float market capitalization of the corresponding EURO STOXX Total Market Index (the “EURO STOXX TMI”) Supersector Index and from that selection list the 50 stocks are selected. SX5E universe is defined as all components of the 19 EURO STOXX Regional Supersector indices. The EURO STOXX Supersector indices represent the Eurozone portion of the STOXX 600 Supersector indices, which contain the 600 largest stocks traded on the major exchanges of 18 European countries. Each component’s weight is capped at 10% of SX5E’s total free-float market capitalization.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. UBS has not conducted any independent review or due diligence of any publicly available information with respect to SX5E.

Historical Information

The following table sets forth the quarterly closing high and quarterly closing low levels for SX5E, based on the daily closing levels as reported by Bloomberg, without independent verification. UBS has not conducted any independent review or due diligence of publicly available information obtained from Bloomberg. The closing level of the SX5E on August 16, 2018 was 3,377.56. Past performance of SX5E is not indicative of the future performance of SX5E.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
1/1/2014	3/31/2014	3,172.43	2,962.49	3,161.60
4/1/2014	6/30/2014	3,314.80	3,091.52	3,228.24
7/1/2014	9/30/2014	3,289.75	3,006.83	3,225.93
10/1/2014	12/31/2014	3,277.38	2,874.65	3,146.43
1/1/2015	3/31/2015	3,731.35	3,007.91	3,697.38
4/1/2015	6/30/2015	3,828.78	3,424.30	3,424.30
7/1/2015	9/30/2015	3,686.58	3,019.34	3,100.67
10/1/2015	12/31/2015	3,506.45	3,069.05	3,267.52
1/1/2016	3/31/2016	3,178.01	2,680.35	3,004.93
4/1/2016	6/30/2016	3,151.69	2,697.44	2,864.74
7/1/2016	9/30/2016	3,091.66	2,761.37	3,002.24
10/1/2016	12/31/2016	3,290.52	2,954.53	3,290.52
1/1/2017	3/31/2017	3,500.93	3,230.68	3,500.93
4/1/2017	6/30/2017	3,658.79	3,409.78	3,441.88
7/1/2017	9/30/2017	3,594.85	3,388.22	3,594.85
10/1/2017	12/31/2017	3,697.40	3,503.96	3,503.96
1/1/2018	3/31/2018	3,672.29	3,278.72	3,361.50
4/1/2018	6/30/2018	3,592.18	3,340.35	3,395.60
7/1/2018	8/16/2018*	3,527.18	3,359.08	3,377.56

*    The above table only includes data through this date. Accordingly, the “Quarterly Closing High”, “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for this calendar quarter.

13

The graph below illustrates the performance of SX5E from January 1, 2008 through August 16, 2018, based on information from Bloomberg. The dotted lines represent its hypothetical call threshold level of 3,377.56, and its hypothetical downside threshold of 2,195.41, which are equal to 100.00% and 65.00%, respectively, of its initial level. Past performance of SX5E is not indicative of the future performance of SX5E.

14

Correlation of the Underlying Assets

The graph below illustrates the daily performance of the Dow Jones Industrial Average® Index and the EURO STOXX 50® Index from January 1, 2008 through August 16, 2018. For comparison purposes, each underlying asset has been normalized to have a closing level of 100 on January 1, 2008 by dividing the closing level of that underlying asset on each trading day by the closing level of that underlying asset on January 1, 2008 and multiplying by 100. We obtained the closing levels used to determine the normalized closing levels set forth below from Bloomberg, without independent verification.

The closer the relationship of the daily returns of the underlying assets over a given period, the more positively correlated those underlying assets are. The lower (or more negative) the correlation among the underlying assets, the less likely it is that those underlying assets will move in the same direction and therefore, the greater the potential for one of those underlying assets to close below its call threshold level on any observation date and below its downside threshold on the final valuation date. This is because the less positively correlated the underlying assets are, the greater the likelihood that at least one of the underlying assets will decrease in value. However, even if the underlying assets have a higher positive correlation, one or more of the underlying assets might close below its call threshold level on any observation date and below its downside threshold on the final valuation date, as the underlying assets may decrease in value together. Although the correlation of the underlying assets’ performance may change over the term of the Notes, the correlations referenced in setting the terms of the Notes are calculated using UBS’ internal models at the time when the terms of the Notes are set and are not derived from the daily returns of the underlying assets over the period set forth below. A higher call return rate is generally associated with lower correlation of the underlying assets, which reflects a greater potential that the Notes will not be subject to an automatic call and that you will suffer a loss on your investment at maturity. See “Key Risks — A higher call return rate or lower downside thresholds or call return rates may reflect greater expected volatility of each underlying asset, and greater expected volatility generally indicates an increased risk of loss at maturity”, “— You are exposed to the market risk of each underlying asset” and “—Because the Notes are linked to the least performing underlying asset, you are exposed to a greater risk of not receiving the call return and losing a significant portion or all of your initial investment at maturity than if the Notes were linked to fewer underlying assets” herein.

Past performance of the underlying assets is not indicative of the future performance of the underlying assets.

15

What are the Tax Consequences of the Notes?

The U.S. federal income tax consequences of your investment in the Notes are uncertain. There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Notes. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental U.S. Tax Considerations” in the TAN product supplement and to discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Treasury Department (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the Notes, and the following discussion is not binding on the IRS.

U.S. Tax Treatment. Pursuant to the terms of the Notes, UBS and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize the Notes as pre-paid derivative contracts with respect to the underlying assets. If your Notes are so treated, you should generally recognize gain or loss upon the taxable disposition of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes. Such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year (otherwise such gain or loss should be short-term capital gain or loss if held for one year or less). The deductibility of capital losses is subject to limitations.

Based on certain factual representations received from us, our counsel, Cadwalader, Wickersham & Taft LLP, is of the opinion that it would be reasonable to treat your Notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Notes, it is possible that your Notes could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the Notes could differ materially and adversely from the treatment described above, as described further under “Supplemental U.S. Tax Considerations — Alternative Treatments” in the TAN product supplement.

Notice 2008-2. In 2007, the IRS released a notice that may affect the taxation of holders of the Notes. According to Notice 2008-2, the IRS and the Treasury are actively considering whether the holder of an instrument similar to the Notes should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.

Section 1297. We will not attempt to ascertain whether any underlying constituent issuer would be treated as a “passive foreign investment company” (a “PFIC”) within the meaning of Section 1297 of the Code. If any such entity were so treated, certain adverse U.S. federal income tax consequences might apply upon the taxable disposition of a Note. You should refer to information filed with the SEC or the equivalent governmental authority by such entities and consult your tax advisor regarding the possible consequences to you if any such entity is or becomes a PFIC.

Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates, and certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include any income or gain realized with respect to the Notes, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse) or $125,000 for a married individual filing a separate return. The 3.8% Medicare tax is determined in a different manner than the income tax. You should consult your tax advisors as to the consequences of the 3.8% Medicare tax.

Specified Foreign Financial Assets. U.S. holders may be subject to reporting obligations with respect to their Notes if they do not hold their Notes in an account maintained by a financial institution and the aggregate value of their Notes and certain other “specified foreign financial assets” (applying certain attribution rules) exceeds an applicable threshold. Significant penalties can apply if a U.S. holder is required to disclose its Notes and fails to do so.

Non-U.S. Holders. Subject to Section 871(m) of the Code and “FATCA”, discussed below, if you are a non-U.S. holder you should generally not be subject to U.S. withholding tax with respect to payments on your Notes or to generally applicable information reporting and backup withholding requirements with respect to payments on your Notes if you comply with certain certification and identification requirements as to your non-U.S. status (by providing us (and/or the applicable withholding agent) with a fully completed and duly executed applicable IRS Form W-8). Subject to Section 897 of the Code and Section 871(m) of the Code, discussed below, gain from the taxable disposition of a Note generally should not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the U.S., (ii) the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) the non-U.S. holder has certain other present or former connections with the U.S.

Section 897. We will not attempt to ascertain whether any underlying constituent issuer would be treated as a “United States real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code. We also have not attempted to determine whether the Notes should be treated as “United States real property interests” (“USRPI”) as defined in Section 897 of the Code. If any such entity and the Notes were so treated, certain adverse U.S. federal income tax consequences could possibly apply, including subjecting any gain to a non-U.S. holder in respect of a Note upon a taxable disposition of the Note to the U.S. federal income tax on a net basis, and the proceeds from such a taxable disposition to a 15% withholding tax. You should consult your tax advisor regarding the potential treatment of any such entity as a USRPHC and the Notes as USRPI.

Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities or indices containing U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2018.

Based on our determination that the Notes are not “delta-one” with respect to any underlying asset or any U.S. underlying equity constituent, our counsel is of the opinion that the Notes should not be delta one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of

16

the Code will depend on our determinations made upon issuance of the Notes. If withholding is required, we will not make payments of any additional amounts.

Nevertheless, after issuance, it is possible that your Notes could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting the underlying assets, underlying equity constituents or your Notes, and following such occurrence your Notes could be treated as delta one specified equity-linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the Notes under these rules if you enter, or have entered, into certain other transactions in respect of the underlying assets, underlying equity constituents or the Notes. If you enter, or have entered, into other transactions in respect of the underlying assets, the underlying equity constituents or the Notes, you should consult your tax advisor regarding the application of Section 871(m) of the Code to your Notes in the context of your other transactions.

Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the Notes, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the Notes.

Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account of the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments” made on or after July 1, 2014, certain gross proceeds on a sale or disposition occurring after December 31, 2018, and certain foreign passthru payments made after December 31, 2018 (or, if later, the date that final regulations defining the term “foreign passthru payment” are published). If withholding is required, we (and/or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.

Investors should consult their tax advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their Notes through a foreign entity) under the FATCA rules.

Proposed Legislation. In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of Notes purchased after the bill was enacted to accrue interest income over the term of the Notes despite the fact that there will be no interest payments over the term of the Notes.

Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the Notes to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.

It is not possible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your Notes. You are urged to consult your tax advisor regarding the possible changes in law and their possible impact on the tax treatment of your Notes.

Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the application of U.S. federal income tax laws to their particular situations, as well as any tax consequences of the purchase, beneficial ownership and disposition of the Notes arising under the laws of any state, local, non-U.S. or other taxing jurisdiction (including those of the underlying constituent issuers).

17

Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)

We have agreed to sell to UBS Securities LLC, and UBS Securities LLC has agreed to purchase, all of the Notes at the issue price to the public less the underwriting discount indicated on the cover hereof. UBS Securities LLC has agreed to resell the Notes to Incapital LLC at a discount from the issue price to public equal to the underwriting discount indicated on the cover hereof. Certain unaffiliated registered investment advisers may have purchased Notes from Incapital LLC at a purchase price of $974.26 per principal amount of the Notes, and Incapital LLC, with respect to sales made to such unaffiliated registered investment advisers, may forgo some or all of the underwriting discount with respect to such sales.

Conflicts of Interest — UBS Securities LLC is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Notes, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of FINRA Rule 5121. UBS Securities LLC is not permitted to sell Notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

UBS Securities LLC and its affiliates may offer to buy or sell the Notes in the secondary market (if any) at prices greater than UBS’ internal valuation — The value of the Notes at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC’s or any affiliate’s customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the Notes immediately after the trade date in the secondary market is expected to exceed the estimated initial value of the Notes as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 6 months after the trade date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates intend, but are not required to make a market for the Notes and may stop making a market at any time. For more information about secondary market offers and the estimated initial value of the Notes, see “Key Risks — Fair value considerations” and “ — Limited or no secondary market and secondary market price considerations” of this document.

Prohibition of Sales to EEA Retail Investors — The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive 2002/92/EC, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC, as amended. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”), for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

18

Validity of the Notes

In the opinion of Cadwalader, Wickersham & Taft LLP, as special counsel to the issuer, when the Notes offered by this pricing supplement have been executed and issued by the issuer and authenticated by the trustee pursuant to the indenture and delivered, paid for and sold as contemplated herein, the Notes will be valid and binding obligations of the issuer, enforceable against the issuer in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership or other laws relating to or affecting creditors’ rights generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by Swiss law, Cadwalader, Wickersham & Taft LLP has assumed, without independent inquiry or investigation, the validity of the matters opined on by Homburger AG, Swiss legal counsel for the issuer, in its opinion dated June 20, 2017 filed with the Securities and Exchange Commission as an exhibit to a Current Report on Form 6-K on June 20, 2017. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and, with respect to the Notes, authentication of the Notes and the genuineness of signatures and certain factual matters, all as stated in the opinion of Cadwalader, Wickersham & Taft LLP dated June 15, 2015 filed with the Securities and Exchange Commission as an exhibit to a Current Report on Form 6-K on June 15, 2015.

19